                                                                      Exhibit 12

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                Three Months    Nine Months
                                                ------------    -----------
                                                    Ended          Ended
                                                    -----          -----
                                                September 30    September 30,
                                                ------------    -------------
                                                1998   1997     1998      1997
                                                ----   ----     ----      ----
Earnings before income taxes and equity in
 earnings of associated companies               40.7   44.7     133.8     126.1

Add:
  Distributed income of associated companies     0.9    2.0       6.1       8.3
  Fixed Charges                                  8.9    1.8      22.7       4.8
Less:
  Capitalized interest                          (0.6)     -      (0.9)        -
                                                ----   ----     -----     -----
Earnings as adjusted                            49.9   48.5     161.7     139.2

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                     7.5    0.8      18.5       1.8
  Portion of rents representative of the
    interest factor                              1.4    1.0       4.2       3.0
                                                ----   ----     -----     -----
Fixed charges                                    8.9    1.8      22.7       4.8
                                                ----   ----     -----     -----
Ratio of earnings to fixed charges               5.6   26.9       7.1      29.0
                                                ----   ----     -----     -----